                                                                    Exhibit 12.1

                      PETRO STOPPING CENTERS HOLDINGS, L.P.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                            Six Months Ended
                                                        Year Ended December 31,                  June 30,
                                          ------------------------------------------------  ------------------
                                            1994      1995      1996      1997      1998      1998      1999
                                          ------------------------------------------------  ------------------
                                                                  (dollars in thousands)
Interest expense                           18,781    21,111    21,304    21,248    20,771    10,362    10,226
Operating lease rentals                       789       668       734       678       880       460       384
                                          --------------------------------------------------------------------
     Total fixed costs                     19,570    21,779    22,038    21,926    21,651    10,822    10,610

Pretax income from continuing operations   10,479     3,775    (8,760)    1,759     5,678     2,168     2,650
Fixed costs                                19,570    21,779    22,038    21,926    21,651    10,822    10,610
                                          --------------------------------------------------------------------
     Total earnings                        30,049    25,554    13,278    23,685    27,329    12,990    13,260

Ratio of earnings to fixed charges           1.54x     1.17x      .60x     1.08x     1.26x     1.20x     1.25x
                                          ====================================================================

For purposes of computing the ratio of earnings to fixed charges, earnings are defined as pretax income from continuing operations plus fixed charges. Fixed charges consist of interest expense (including amortization of debt issuance costs) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals).